Exhibit 4.1

EXECUTION VERSION

CENTRAL GARDEN & PET COMPANY,

as Issuer

THE GUARANTORS PARTY HERETO, as Guarantors

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

5.125% SENIOR NOTES DUE 2028

SEVENTH SUPPLEMENTAL INDENTURE DATED AS OF

December 14, 2017

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ARTICLE 5

SUCCESSORS

SECTION 5.01.	Merger, Consolidation, or Sale of Assets	55
SECTION 5.02.	Successor Corporation Substituted	57

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01.	Events of Default	58
SECTION 6.02.	Acceleration	59
SECTION 6.03.	Trustee May File Proofs of Claim	60

ARTICLE 7

TRUSTEE

SECTION 7.01.	Duties of Trustee	60
SECTION 7.02.	Notice of Defaults.	60

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.	Option to Effect Legal Defeasance or Covenant Defeasance	60
SECTION 8.02.	Legal Defeasance and Discharge	60
SECTION 8.03.	Covenant Defeasance	61
SECTION 8.04.	Conditions to Legal or Covenant Defeasance	61
SECTION 8.05.	Deposited Money and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions	63
SECTION 8.06.	Satisfaction and Discharge	63
SECTION 8.07.	Repayment to Company	64
SECTION 8.08.	Reinstatement	64
SECTION 8.09.	Survival	64

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.	Without Consent of Holder	64
SECTION 9.02.	With Consent of Holders of Notes	65
SECTION 9.03.	Compliance with Trust Indenture Act	67
SECTION 9.04.	Revocation and Effect of Consents	67
SECTION 9.05.	Trustee to Sign Amendments	67

ARTICLE 10

GUARANTEES

SECTION 10.01.	Guarantees	67
SECTION 10.02.	Release of Guarantor	68
SECTION 10.03.	Contribution	68

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EXHIBITS

Exhibit A	Form of Note

Exhibit B	Form of Guarantee

iii

This SEVENTH SUPPLEMENTAL INDENTURE, dated as of December 14, 2017 (this “Seventh Supplemental Indenture”), is by and among Central Garden & Pet Company, a Delaware corporation (such corporation and any successor as defined in the Base Indenture (as defined below), the “Company”), the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (such institution and any successor as defined in the Base Indenture, the “Trustee”).

WITNESSETH:

WHEREAS, the Company has previously executed and delivered an Indenture, dated as of March 8, 2010 (the “Base Indenture”), with the Trustee providing for the issuance from time to time of one or more series of the Company’s senior debt securities;

WHEREAS, Section 301 of the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities (as defined in the Base Indenture) of any series as permitted by Section 301 and Section 901 of the Base Indenture;

WHEREAS, the Company is entering into this Seventh Supplemental Indenture to establish the form and terms of the Notes (as defined below), and the Guarantors are entering into this Seventh Supplemental Indenture to establish the form and the terms of the Guarantee (as defined below);

WHEREAS, the Base Indenture is incorporated herein by reference and the Base Indenture, as supplemented and amended by this Seventh Supplemental Indenture, is herein called the “Indenture” as that term is defined in the Base Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Seventh Supplemental Indenture and to make it a valid and binding obligation of the Company and the Guarantors have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE 1

ESTABLISHMENT; DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.    Establishment.

(a)    There is hereby established a new series of Securities to be issued under this Indenture, to be designated as the Company’s 5.125% Senior Notes due 2028 (the “Notes”).

(b)    There is to be authenticated and delivered on the date hereof $300.0 million aggregate principal amount of Notes issued on the date hereof (the “Initial Notes”).

(c)    The Notes shall be issued in the form of one or more permanent Notes in substantially the form set out in Exhibit A hereto.

(d)    Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for.

(e)    With respect to the Notes (and any Guarantees endorsed thereon) only, the Base Indenture shall be supplemented pursuant to Sections 201, 301 and 901 thereof to establish the terms of the Notes (and any Guarantees endorsed thereon) as set forth in this Seventh Supplemental Indenture, including as follows:

(i)    the provisions of Article IV of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 8.06 of this Seventh Supplemental Indenture;

(ii)    the provisions of Article VIII of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 5 of this Seventh Supplemental Indenture;

(iii)    the provisions of Article IX of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 9 of this Seventh Supplemental Indenture;

(iv)    the provisions of Article X of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 4 of this Seventh Supplemental Indenture;

(v)    the provisions of Article XIV of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 8 of this Seventh Supplemental Indenture;

(vi)    the provisions of Article XIII of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 3 of this Seventh Supplemental Indenture;

(vii)    the provisions in Sections 501 and 502 of the Base Indenture are deleted and replaced in their entirety by the provisions of Sections 6.01 and 6.02 of this Seventh Supplemental Indenture;

(viii)    the provisions in Section 703 of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 4.03 of this Seventh Supplemental Indenture;

(ix)    the provisions of Article XII of the Base Indenture shall not be applicable to the Notes;

(x)    the provisions of Article XVI of the Base Indenture shall be applicable to the Notes as specified in Section 10.01 of this Seventh Supplemental Indenture; and

(xi)    the form of the securities representing the Notes required to be established pursuant to Article II of the Base Indenture shall be established in accordance with Article 2 of this Seventh Supplemental Indenture.

To the extent that the provisions of this Seventh Supplemental Indenture conflict with any provision of the Base Indenture, the provisions of this Seventh Supplemental Indenture shall govern and be controlling, solely with respect to the Notes (and any Guarantees endorsed thereon).

(f)    The Notes shall rank pari passu in right of payment with all of the Company’s existing and future Senior Debt, including the Debt Facility and the Existing Senior Notes and the Guarantees shall rank pari passu in right of payment with all existing and future Senior Debt of each Guarantor, including guarantees of the Debt Facility and the Existing Senior Notes.

(g)    Unless otherwise expressly specified, references in this Seventh Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Seventh Supplemental Indenture, and not the Base Indenture or any other document.

SECTION 1.02.    Definitions.

(a)    All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture.

(b)    The following are definitions used in this Seventh Supplemental Indenture and to the extent that a term is defined both herein and in the Base Indenture, unless otherwise specified, the definition in this Seventh Supplemental Indenture shall govern solely with respect to the Notes (and any Guarantee endorsed thereon).

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or (ii) that is assumed in connection with the acquisition of assets from such Person, including Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Notes” means, subject to the Company’s compliance with Section 4.07, additional principal amounts of Notes (other than the Initial Notes) issued under, and subject to, the terms of this Indenture after the Issue Date (other than pursuant to Sections 304, 305, 306 or 1107 of the Base Indenture), as part of the same series as the Initial Notes whether or not they bear the same “CUSIP” number.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Agent” means any Registrar, Custodian or Paying Agent.

“Applicable Premium” means, with respect to any Notes on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess, if any, of:

(a)	the present value at such Redemption Date of (i) the redemption price of the Notes at January 1, 2023 (such redemption price being set forth in Section 3.03 hereof), plus (ii) all required interest payments due on such Note through January 1, 2023 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate, as of such Redemption Date plus 50 basis points; over

(b)	the principal amount of such Note.

Calculation of the Applicable Premium shall be made by the Company or on the Company’s behalf by such person as it shall designate. The Trustee shall have no duty to calculate (or verify any calculation of) the Applicable Premium.

“Asset Acquisition” means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1)	any Capital Stock of any Restricted Subsidiary of the Company, or

(2)	any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

provided, however, that Asset Sales or other dispositions shall not include:

(a)	a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $25.0 million;

(b)	the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01 hereof or any disposition that constitutes a Change of Control;

(c)	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(d)	disposals or replacements of obsolete equipment in the ordinary course of business;

(e)	the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted under Section 4.05 hereof or pursuant to any Permitted Investment;

(f)	sales or contributions of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization

Transaction” to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof as determined in accordance with GAAP (for the purposes of this clause (f), Purchase Money Notes shall be deemed to be cash);

(g)	a Restricted Payment that is permitted by Section 4.05 hereof;

(h)	sales, dispositions of cash or Cash Equivalents in the ordinary course of business;

(i)	the creation of a Permitted Lien (but not the sale or other disposition of the property subject to such Permitted Lien); and

(j)	the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or the relief of debtors.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a resolution of such Person duly adopted by the Board of Directors of such Person and in full force and effect.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by the Company and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date , except accounts receivable that (x) have a scheduled due date more than 120 days after their original invoice date or (y) are unpaid more than 120 days past their invoice date or 60 days past their due date; plus

(2)	the lesser of (x) 85% of the NOLV Percentage of the book value of all inventory owned by the Company and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date (other than inventory consisting of work-in-process) and (y) 80% of the book value of all inventory owned by the Company and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date (other than inventory consisting of work-in-process); plus

(3)	the least of (x) $30,000,000, (y) 85% of the NOLV Percentage of all inventory owned by the Company and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date consisting of work-in-process and (z) 80% of the book value of all inventory owned by the Company and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date consisting of work-in-process; minus

(4)	applicable reserves;

provided, however, that the maximum aggregate amount of eligible Canadian collateral that may be included in determining the Borrowing Base shall not, as of any date of determination, exceed 25% of the aggregate amount of all accounts receivable and inventory owned by the Company and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Business Day” means each day other than a Saturday, a Sunday or a day on which the Trustee or banking institutions are not required to be open in the State of New York.

“Capital Stock” means:

(1)	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock, of such Person; and

(2)	with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person,

in either case, excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by or unconditionally guaranteed by, the U.S. Government or the Government of a Member State or issued by any agency thereof and backed by the full faith and credit of the United States of America or a Member State, in each case maturing within one year from the date of acquisition thereof;

(2)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the three highest ratings obtainable from either S&P or Moody’s;

(3)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)	certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank or by a bank organized under the laws of any foreign country recognized by the United States of America, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million (or the foreign currency equivalent thereof);

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Certificated Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 203 of the Base Indenture, in substantially the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases or Decreases in the Global Note” attached thereto.

“Change of Control” means the occurrence of one or more of the following events:

(1)	any sale, lease, exchange, assignment, conveyance or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a wholly-owned Restricted Subsidiary), to any Person or group of related Persons for purposes of Sections 13(d) and 14(d) of the Exchange Act (a “Group”), other than to the Permitted Holders;

(2)	the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture); or

(3)	any Person or Group (other than the Permitted Holders) shall become the beneficial owner, directly or indirectly, of shares representing more than 50% of the total ordinary voting power represented by the issued and outstanding Capital Stock of the Company.

“Clearstream Banking” means Clearstream Banking, société anonyme, or its nominee.

“Company” shall have the meaning set forth in the preamble to this Indenture.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of such Person’s:

(1)	Consolidated Net Income;

(2)	to the extent Consolidated Net Income has been reduced thereby:

(a)	all income tax expense of such Person and its Restricted Subsidiaries determined in accordance with GAAP;

(b)	Consolidated Interest Expense;

(c)	Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP;

(d)	[RESERVED];

(e)	any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture, including a Refinancing thereof, and any amendment or modification to the terms of any such transaction;

(f)	any write-offs, write-downs or other non-cash charges, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period;

(g)	the amount of any expense related to minority interests; and

(h)	the amount of any earn out payments, contingent consideration or deferred purchase price of any kind in conjunction with acquisitions, excluding any such amount that represents an accrual or reserve for a cash expenditure for a future period; and

(3)	decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four-Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Preferred Stock (and the application of the proceeds thereof), occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period;

(2)	any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition), investments, mergers, consolidations and disposed operations (as determined in accordance with GAAP) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence or assumption of any such Acquired Indebtedness), investment, merger, consolidation or disposed operation occurred on the first day of the Four-Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such other Indebtedness that was so guaranteed; and

(3)	any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, in either case during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2)	notwithstanding clause (1) of this paragraph, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. In addition, any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger within a reasonable period of time.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1)	Consolidated Interest Expense; plus

(2)	the product of (x) the amount of all cash dividend payments on any series of Preferred Stock of non-Guarantor Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by the chief financial officer of the Company, which estimate shall be conclusive).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the aggregate of all cash and non-cash interest expense (net of interest income) with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs or benefits associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP, but excluding (i) amortization or write-off of debt issuance costs, deferred financing or liquidity fees, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, and (iii) commissions and discounts related to any Qualified Securitization Transaction;

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

(4)	dividends declared and paid in cash or Disqualified Stock in respect of Disqualified Stock, excluding dividends payable in Qualified Stock; and

(5)	interest accruing on any Indebtedness of any other Person (other than a Subsidiary) to the extent such Indebtedness is guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and such Indebtedness is accelerated or any payment is actually made in respect of such Guarantee.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom to the extent otherwise included, without duplication:

(1)	gains and losses from Asset Sales (without regard to the $25.0 million limitation set forth in the definition thereof) and the related tax effects according to GAAP;

(2)	the net income (or loss) from disposed or discontinued operations or any net gains or losses on disposal of disposed or discontinued operations, and the related tax effects according to GAAP;

(3)	the net income of any Restricted Subsidiary of the Company (other than a Guarantor) to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Company of that income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(4)	the net loss of any Person, other than the Company or a Restricted Subsidiary of the Company;

(5)	any non-cash compensation charges and deferred compensation charges (other than any Consolidated Non-cash Charges), including any arising from existing stock options resulting from any merger or recapitalization transaction; provided, however, that Consolidated Net Income for any period shall be reduced by any cash payments made during such period by such Person in connection with any such deferred compensation (but only to the extent that the Company incurred a non-cash compensation or deferred compensation charge after the Issue Date relating to such deferred compensation, and such charge was excluded from Consolidated Net Income in accordance with this clause (5)), whether or not such reduction is in accordance with GAAP;

(6)	all extraordinary, unusual or non-recurring charges, gains and losses (including, without limitation, all restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, and any expense or charge related to the repurchase of Capital Stock or warrants or options to purchase Capital Stock), and the related tax effects according to GAAP;

(7)	inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisition transactions; and

(8)	the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, depletion, amortization and other non-cash charges, impairments and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period).

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.02 hereof, or such other address as to which the Trustee may give notice to the Company.

“Currency Agreement,” with respect to any specified Person, means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such specified Person against fluctuations in currency values, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.02(a) as Custodian with respect to the Notes, which shall hold the Notes for and on behalf of the Depositary, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Debt Facility” means the Amended and Restated Credit Agreement dated as of April 22, 2016, among the Company, certain of the Company’s domestic subsidiaries, as borrowers and guarantors, a syndicate of financial institutions party thereto, SunTrust Bank, as issuing bank and administrative agent, SunTrust Robinson Humphrey, Inc., as left lead arranger and joint bookrunner, Bank of America, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents, and Bank of the West, BMO Harris Bank N.A., JPMorgan Chase Bank, N.A. and KeyBank National Association as co-documentation agents, together with the related instruments, documents and agreements thereto (including, without limitation, any notes, letters of credit, guarantee agreements and security documents), and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, letters of credit, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings shall be subject to Section 4.07 hereof).

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.02(b) hereof as the Depositary with respect to the Notes, which shall hold the Notes for and on behalf of the Depositary and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-cash Consideration” means the fair market value of any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by the principal financial officer and any of the other executive officers of the Company or such Restricted Subsidiary at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents.

“Designated Preferred Stock” means Preferred Stock that is so designated as Designated Preferred Stock (other than Disqualified Capital Stock) pursuant to an Officers’ Certificate executed by the principal financial officer and any of the other executive officers of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii)(B) of Section 4.05(a) hereof.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an incurrence of such Indebtedness or Disqualified Capital Stock)); or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the final maturity date of the Notes shall not constitute Disqualified Capital Stock if:

(i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described in Sections 4.08 and 4.11 hereof and such purchase or redemption complies with Section 4.05 hereof; and

(ii) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Capital Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Capital Stock as reflected in the most recent internal financial statements of such Person.

“Domestic Restricted Subsidiary” means any direct or indirect Restricted Subsidiary of the Company that is incorporated under the laws of the United States of America, any State thereof or the District of Columbia.

“Equity Offering” means any offering of Qualified Capital Stock of the Company, other than (1) public offerings with respect to the Company’s Qualified Capital Stock registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Qualified Capital Stock issued in connection with a transaction that constitutes a Change of Control.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all regulations issued pursuant thereto.

“Euroclear” means Euroclear Bank S.A./N.V.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Indenture” means the indenture, dated as of March 8, 2010, as supplemented from time to time, among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, providing for the issuance of the Existing Senior Notes.

“Existing Senior Notes” means the Company’s outstanding $400.0 million 6.125% Senior Notes due 2023 and the related guarantees issued under the Existing Indenture.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect as of the Issue Date.

“Global Note” means the global Note representing the Notes in registered global form substantially in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

“Global Note Legend” means the legend set forth in the form of Note attached hereto as Exhibit A, which is required to be placed on all Global Notes issued under this Indenture.

“Guarantee” means:

(1)	the guarantee of the Notes by Domestic Restricted Subsidiaries of the Company in accordance with the terms of this Indenture; and

(2)	the guarantee of the Notes by any Restricted Subsidiary required under the terms of Section 4.13 hereof.

“Guarantor” means any Restricted Subsidiary that provides a Guarantee of the Notes, under this Indenture and its permitted successors and assigns; provided that upon the release or discharge of such Restricted Subsidiary from its Guarantee in accordance with this Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

“Hedging Agreement” means, with respect to any Person, any agreement with respect to the hedging of price risk associated with the purchase of commodities used in the business of such Person, so long as any such agreement has been entered into in the ordinary course of business and not for purposes of speculation.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means with respect to any Person, at any date of determination, without duplication:

(1)	all Obligations of such Person for borrowed money;

(2)	all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)	all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)	all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

(8)	all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(9)	all Disqualified Capital Stock issued by such Person, or, with respect to any non-Guarantor Subsidiary, any Preferred Stock, with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, if and to the extent any of the preceding items (other than letters or credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

Notwithstanding the foregoing, the term “Indebtedness” will exclude:

(a)	in connection with the purchase by the Company or any Restricted Subsidiary of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter;

(b)	any liability for federal, state, local or other taxes;

(c)	worker’s compensation claims, self-insurance obligations, performance, surety, appeal and similar bonds and completion guarantees provided in the ordinary course of business;

(d)	obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its Incurrence; and

(e)	any Indebtedness defeased or called for redemption.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. For the purposes of calculating the amount of Indebtedness of a Securitization

Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness of the Securitization Entity but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” shall have the meaning set forth in Section 1.01(b) hereof.

“Interest Payment Dates” shall have the meaning set forth in paragraph 1 of the Notes.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, options, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. Except as otherwise provided herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in its fair market value.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means December 14, 2017.

“Legal Holiday” means a Saturday, Sunday or a day on which banking institutions in the city of New York, the city in which the Corporate Trust Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge, preference, priority or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody’s.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)	reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and title and recording tax expenses);

(2)	all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(3)	appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale;

(4)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; and

(5)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale.

“NOLV Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the value that is estimated to be recoverable in an orderly liquidation of inventory that is the subject of a qualified appraisal, as determined from time to time in a qualified appraisal, net of all liquidation costs, discounts and expenses and (b) the denominator of which is the applicable value of the inventory that is the subject of such qualified appraisal.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, Executive Vice President, Senior Vice President, the principal accounting officer, the Secretary, or any Assistant Secretary, any Executive Vice President, Senior Vice President or Vice President of the Company.

“Officers’ Certificate” means a certificate, in form and substance reasonably satisfactory to the Trustee, signed by two Officers of the Company, at least one of whom shall be the principal executive officer, the Treasurer, Executive Vice President, Senior Vice President, the principal accounting officer, or principal financial officer of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel (which Opinion of Counsel shall meet the requirements of Section 102 of the Base Indenture hereof). Counsel may be an employee of or counsel to the Company or other counsel reasonably acceptable to the Trustee.

“Participant” means, with respect to any Depositary, a Person who is a participant of or has an account with such Depositary (and, with respect to DTC, shall include Euroclear and Clearstream Banking).

“Paying Agent” means Wells Fargo Bank, National Association, until it resigns or is replaced in accordance with Section 2.02 and thereafter means its successor.

“Permitted Business” means any business (including stock or assets) that derives a majority of its revenues from the business engaged in by the Company and its Restricted Subsidiaries on the Issue Date, any other business in the consumer products industry and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date or any business in the consumer products industry.

“Permitted Holders” means (i) William E. Brown, (ii) the spouse or lineal descendants of William E. Brown or (iii) any corporation, limited liability company, partnership, trust or other entity, the controlling equity interests in which are held by or for the benefit of William E. Brown and/or his spouse or lineal descendants.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	Indebtedness under the Notes (other than any Additional Notes) and the related Guarantees;

(2)	Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to the Debt Facility in an aggregate principal amount at any time outstanding not to exceed the greater of:

(a)	$500.0 million less:

(A)	the aggregate amount of Indebtedness of Securitization Entities at the time outstanding in excess of $100.0 million;

(B)	the amount of all mandatory principal payments actually made by the Company or any such Restricted Subsidiary since the Issue Date with the Net Cash Proceeds of an Asset Sale in respect of term loans under the Debt Facility (excluding any such payments to the extent refinanced at the time of payment and any payments on the term loans as a result of this offering); and

(C)	further reduced by any repayments of revolving credit borrowings under the Debt Facility with the Net Cash Proceeds of an Asset Sale that are accompanied by a corresponding commitment reduction thereunder; and

(b)	provided that the Company has an asset-based Debt Facility, the Borrowing Base as of the date of such incurrence.

(3)	other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date and not described in clauses (1) and (2) above and clauses (5), (6) and (9) below;

(4)	Interest Swap Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under this Indenture; provided, further, that such Interest Swap Obligations are entered into, in the reasonable judgment of the Company, to protect the Company or any of its Restricted Subsidiaries from fluctuation in interest rates on its outstanding Indebtedness;

(5)	Indebtedness of the Company or any Restricted Subsidiary under Hedging Agreements and Currency Agreements;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any such Restricted Subsidiaries; provided, however, that

(a)	if the Company or any Guarantor is the obligor on such Indebtedness owing to a non-Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, and

(b)	(1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof (other than in either case by way of granting a Lien permitted under this Indenture or in connection with the exercise of remedies by a secured creditor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), plant, or equipment (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) in an aggregate principal amount outstanding not to exceed $100.0 million;

(8)	Refinancing Indebtedness (other than Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clauses (2), (6), (7), (10), (11), (12), (14), (15) and (16) of this definition);

(9)	guarantees by the Company and its Restricted Subsidiaries of each other’s Indebtedness; provided that such Indebtedness is permitted to be incurred under this Indenture;

(10)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring of all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(11)	obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(12)	(i) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is nonrecourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings); and (ii) and the incurrence of Indebtedness in a Qualified Securitization Transaction;

(13)	Indebtedness incurred in connection with the acquisition of a Permitted Business or as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds therefrom, either

(a)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio or

(b)	the Consolidated Fixed Charge Coverage Ratio of the Company would be (x) equal to or greater than 1.75 to 1.00 and (y) greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to the incurrence of such Indebtedness;

(14)	additional Indebtedness of the Company and its Restricted Subsidiaries (which amount may, but need not, be incurred in whole or in part under a credit facility) in an aggregate principal amount that does not exceed $100.0 million at any one time outstanding;

(15)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and

(16)	Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, in order to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business.

For purposes of determining compliance with Section 4.07 hereof, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with such covenant; provided that all Indebtedness incurred under clause (2) of the definition of Permitted Indebtedness shall be deemed incurred under clause (2) of the definition of Permitted Indebtedness and not the Consolidated Fixed Charge Coverage Ratio provisions of Section 4.07 or clause (3) of the definition of Permitted Indebtedness and may not later be reclassified. In addition, for purposes of compliance with Section 4.07 hereof: (1) if obligations in respect of letters of credit are incurred pursuant to a Debt Facility and relate to other Indebtedness, then such letters of credit shall be treated as incurred pursuant to clause (2) of the definition of Permitted Indebtedness and such other Indebtedness shall not be included and (2) except as provided above, guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of Section 4.07 hereof.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of Section 4.07 hereof, the maximum amount of Indebtedness that the Company may incur pursuant to Section 4.07 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

“Permitted Investments” means:

(1)	Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) (whether existing on the Issue Date or created thereafter) or any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such other Person shall become a Restricted Subsidiary of the Company (other than a Restricted Subsidiary of the Company in which an Affiliate of the Company that is not a Restricted Subsidiary of the Company holds a minority interest) or that will merge with or consolidate into the Company or a Restricted Subsidiary of the Company and Investments in the Company by the Company or any Restricted Subsidiary of the Company, in each case, other than a Securitization Entity;

(2)	Investments in cash and Cash Equivalents;

(3)	loans and advances (including payroll, travel and similar advances) to employees and officers of the Company and its Restricted Subsidiaries for bona fide business purposes incurred in the ordinary course of business or consistent with past practice or to fund such person’s purchase of Capital Stock of the Company pursuant to compensatory plans approved by the Board of Directors in good faith;

(4)	Currency Agreements, Hedging Agreements and Interest Swap Obligations entered into in the ordinary course of business and otherwise in compliance with this Indenture;

(5)	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(6)	Investments received in compromise or resolution of litigation, arbitration or other disputes with persons who are not Affiliates;

(7)	Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.08 hereof;

(8)	Investments existing on the Issue Date;

(9)	accounts receivable or notes receivable created or acquired in the ordinary course of business;.

(10)	guarantees by the Company or a Restricted Subsidiary of the Company permitted to be incurred under this Indenture;

(11)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding, not to exceed the greater of (A) $100.0 million and (B) 7.5% of the Company’s Total Assets;

(12)	any Investment by the Company or a Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

(13)	purchases or redemptions of Indebtedness of the Company and its Restricted Subsidiaries (other than Subordinated Indebtedness);

(14)	Investments the payment for which consists exclusively of Qualified Capital Stock of the Company;

(15)	any Investment in any Person to the extent it consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(16)	[RESERVED]; and

(17)	any Investment, including Investments in any joint venture; provided that, immediately after giving pro forma effect thereto (including the application of the proceeds thereof), the Company would have had a Total Net Leverage Ratio of less than or equal to 3.50 to 1.00.

“Permitted Liens” means:

(1)	Liens in favor of the Company or any Restricted Subsidiary (other than a Securitization Entity);

(2)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(3)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than that acquired;

(4)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5)	Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (7) and (13) of the definition of “Permitted Indebtedness”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (13) are solely on acquired property or the assets of the acquired entity, as the case may be;

(6)	Liens existing on the Issue Date (other than Liens in favor of the lenders under the Debt Facility);

(7)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(8)	Liens on (i) the assets of a Securitization Entity securing Indebtedness owing by any Securitization Entity pursuant to any Qualified Securitization Transaction and (ii) any right, title and interest of any originator in any equipment or assets transferred or intended to be transferred by such originator pursuant to the documents entered into in connection with a Qualified Securitization Transaction;

(9)	(i) Liens securing Indebtedness permitted to be incurred under any Debt Facility, including any letter of credit facility relating thereto, that was permitted by clause (2) of the definition of “Permitted Indebtedness” and (ii) other Liens securing Indebtedness so long as on a pro forma basis after giving effect to the incurrence of such Indebtedness, the Secured Net Leverage Ratio (calculated assuming all the commitments relating to the revolving credit tranche of any Debt Facility have been fully drawn; provided, however, that if any such commitments are subject to a borrowing base, the Secured Net Leverage Ratio will be calculated assuming all commitments subject to such borrowing base have been fully drawn) would not exceed 3.50 to 1.00;

(10)	Liens upon specific items of inventory or other goods and proceeds of any Persons securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(12)	any pledges or deposits in the ordinary course of business in connection with workers’ compensation, employment and unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(13)	deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, or arising as a result of process payments under government contracts to the extent required or imposed by applicable laws, all to the extent incurred in the ordinary course of business;

(14)	easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the real property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person conducted and proposed to be conducted at such real property;

(15)	financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(16)	Liens granted by a Subsidiary in favor of a licensor under any intellectual property license agreement entered into by such Subsidiary, as licensee, in the ordinary course of such Subsidiary’s business; provided that (i) such Liens do not encumber any property other than the intellectual property licensed by such Subsidiary pursuant to the applicable license agreement and the property manufactured or sold by such Subsidiary utilizing such intellectual property and (ii) the value of the property subject to such Liens does not, at any time, exceed $10.0 million;

(17)	Liens securing the Notes and the Guarantees;

(18)	Liens securing Refinancing Indebtedness in respect of Indebtedness secured by Liens permitted by clauses (2) and (6) of this definition; provided that such Liens do not extend to any property other than the property which secured the Indebtedness so Refinanced;

(19)	Liens securing trust funds deposited with the trustee under the Existing Indenture relating to the Existing Senior Notes in an amount required to, and solely for the purpose of, discharging the Existing Indenture relating to the Existing Senior Notes in accordance with the terms thereof; and

(20)	Liens securing Indebtedness or other Obligations of the Company or any Restricted Subsidiary of the Company with respect to Obligations that do not exceed $100.0 million at any time outstanding.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Productive Assets” means assets (including Capital Stock) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest and principal and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1)	a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

(2)	any other Person (in the case of a transfer by a Securitization Entity),

or may grant a security interest in any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with assets securitization transactions involving accounts receivable and equipment.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company that shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all Required Premiums and expenses incurred in connection therewith);

(2)	such Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced defeased or refunded; and

(4)	Refinancing Indebtedness shall not include Indebtedness of a non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Registrar” means the “Security Registrar” as defined in Section 305 of the Base Indenture.

“Regular Record Date” for the interest payable on any Interest Payment Date, means the applicable date specified as a “Record Date” on the face of the Note.

“Responsible Officer,” when used with respect to the Trustee, means any officer (including any Vice President, Assistant Vice President, Assistant Treasurer or Trust Officer) within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Net Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) the total Secured Debt of such Person and its Restricted Subsidiaries as of the end of the most recent Four-Quarter Period for which internal financial statements are available (on a pro forma basis reflecting any incurrence of Indebtedness and repayment of Indebtedness made on such date), less the aggregate amount of unrestricted cash and cash equivalents on such determination date, to (y) the Consolidated EBITDA of such Person for the then most recent Four-Quarter Period for which internal financial statements are available, in each case, with such pro forma adjustments to the amount of total Secured Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity:

(1)	no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Securitization Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity other than pursuant to Standard Securitization Undertakings; and

(3)	to which neither the Company nor any Restricted Subsidiary of the Company has any obligations to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with foregoing conditions.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of the Company or any Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinate or pari passu in right of payment to the Notes or the Guarantees, as the case may be. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of

(1)	all monetary obligations of every nature of the Company or any Guarantor under the Debt Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof);

(2)	all Interest Swap Obligations (and guarantees thereof); and

(3)	all obligations (and guarantees thereof) under Currency Agreements and Hedging Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, “Senior Debt” shall not include:

(a)	any Indebtedness of the Company or a Guarantor owed to the Company or to a Subsidiary of the Company;

(b)	any Indebtedness of the Company or any Guarantor owed to, or guaranteed by the Company or any Guarantor on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Debt Facility;

(c)	any amounts payable or other liability to trade creditors (including guarantees thereof or instruments evidencing such liabilities but excluding secured purchase money obligations);

(d)	Indebtedness represented by Disqualified Capital Stock;

(e)	any liability for Federal, state, local or other taxes owed or owing by the Company or any of the Guarantors;

(f)	that portion of any Indebtedness incurred in violation of the provisions of this Indenture set forth in Section 4.07 hereof;

(g)	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company or any of the Guarantors, as applicable; and

(h)	any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company or any of the Guarantors.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any subsidiary of the Company which are reasonably customary, as determined in good faith by the Board of Directors of the Company in an accounts receivable or equipment transaction.

“Stated Maturity” means, with respect to any installment of interest or principal (including any sinking fund payment) on any series of Indebtedness, the date on which payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for their payment.

“Subordinated Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is subordinated or junior in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as the case may be.

“Subsidiary” with respect to any Person, means:

(1)	any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)	any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) and the rules and regulations thereunder as in effect on the date on which this Indenture is qualified under the TIA, and, to the extent required by law, as amended.

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recently available internal consolidated balance sheet as of such date.

“Total Net Leverage Ratio” means, with respect to any Person as of any date of determination, the ratio of (x) the total Indebtedness of such Person and its Restricted Subsidiaries as of the end of the most recent Four-Quarter Period for which internal financial statements are available (on a pro forma basis reflecting any incurrence of Indebtedness and repayment of Indebtedness made on such date), less the aggregate amount of unrestricted cash and cash equivalents on such determination date, to (y) the Consolidated EBITDA of such Person for the then most recent Four-Quarter Period for which internal financial statements are available, in each case, with such pro forma adjustments to the amount of total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the Redemption Date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to January 1, 2023; provided, however, that if the period from the Redemption Date to January 1, 2023 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the Redemption Date to January 1, 2023 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” of any Person means:

(1)	any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below;

(2)	Tech Pac, L.L.C.; and

(3)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly-acquired or newly-formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of; or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided that:

(1)	the Company certifies to the Trustee that such designation complies with Section 4.05 hereof; and

(2)	each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness in compliance with Section 4.07 hereof covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced by a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

“U.S. Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depositary receipt.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the then outstanding aggregate principal amount of such Indebtedness; into

(2)	the sum of the total of the products obtained by multiplying;

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

(b)	the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Restricted Subsidiary that is incorporated in a jurisdiction other than a State in the United States of America or the District of Columbia, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

SECTION 1.03.    Other Definitions.

Term	Defined in Section
Affiliate Transaction	4.09
Asset Sale Offer	4.08
Asset Sale Offer Amount	4.08
Asset Sale Offer Payment Date	4.08
Asset Sale Offer Trigger Date	4.08
Change of Control Offer	4.11
Change of Control Payment	4.11
Change of Control Payment Date	4.11
Covenant Defeasance	8.03
Covenant Suspension Event	4.15
DTC	2.01(b)
Events of Default	6.01
Four-Quarter Period	1.02(b)
incur	4.07
Legal Defeasance	8.02
Notes	1.01(a)
Offer Amount	3.05(b)

Term	Defined in Section
Offer Period	3.05(b)
Offer to Purchase	3.05(a)
Pari Passu Debt	4.08
Purchase Date	3.05(b)
Redemption Date	2.03(d)
Restricted Payment	4.05
Reversion Date	4.15(a)
Surviving Entity	5.01(a)(i)
Surviving Guarantor Entity	5.01(b)(i)
Suspended Covenants	4.15(a)
Suspension Date	4.15(a)
Suspension Period	4.15(a)
Trustee	Preamble; 8.05

SECTION 1.04.    Incorporation by Reference of Trust Indenture Act.

(a)    Whenever this Seventh Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

(b)    The following TIA terms used in this Seventh Supplemental Indenture have the following meanings: “indenture securities” means the Notes and the Guarantees;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company, each Guarantor, and any successor obligor upon the Notes.

(c)    All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA, by another statute or SEC rule, as applicable.

SECTION 1.05.    Rules of Construction.

(a)    Unless the context otherwise requires:

(i)    a term has the meaning assigned to it;

(ii)    an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii)    “or” is not exclusive;

(iv)    words in the singular include the plural, and in the plural include the singular;

(v)    all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(vii)    “including” means “including without limitation”;

(viii)    provisions apply to successive events and transactions; and

(ix)    references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.

ARTICLE 2

THE NOTES

Pursuant to Section 201 of the Base Indenture, the provisions of this Article 2 establish the form of the Notes under this Seventh Supplemental Indenture, and to the extent that any provisions of this Article 2 are duplicative, or in contradiction with, the Base Indenture, the provisions of this Article 2 shall govern the Notes.

SECTION 2.01.    Form and Dating.

(a)    General. The Notes shall be issued in series of senior unsecured notes consisting of 5.125% Senior Notes due 2028. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto, which is hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth on Exhibit A. The Notes shall be dated the date of authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company, the Guarantors and the Trustee, by their execution and delivery of this Seventh Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Notes conflicts with the express provisions of this Seventh Supplemental Indenture, the provisions of this Seventh Supplemental Indenture shall govern and be controlling.

(b)    Book-Entry Provisions. This Section 2.01(b) shall only apply to Global Notes. Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Increases or Decreases in the Global Note” attached thereto). Each Global Note shall be registered in the name of The Depository Trust Company (“DTC”) or its nominee and deposited with a custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Participants and Indirect Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by a Depositary or by the Trustee as the custodian for such Depositary or under such Global Note, and such Depositary shall be treated by the Company, the Trustee and any Agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note. The Company has entered into a letter of representations with DTC in the form provided by DTC and the Trustee and each Agent are hereby authorized to act in accordance with such letter and applicable DTC procedures.

(c)    Certificated Notes. Except as otherwise provided herein, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Certificated Notes.

For greater certainty, the provisions of this Section 2.01(c) are subject to the requirements relating to notations, legends or endorsements on Notes required by law, stock exchange rule, or agreements to which any the Company is subject, if any.

(d)    Euroclear and Clearstream Banking Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream Banking will be applicable to transfers of beneficial interests in the Global Notes that are held by Participants through Euroclear or Clearstream Banking.

(e)    Certain Rights of Trustee. The transferor of any Note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(f)    Relevant Dates. If any interest payment date, the maturity date, any redemption date, or any earlier required repurchase date of a Note falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

SECTION 2.02.    Registrar and Paying Agent.

(a)    The Company initially appoints Wells Fargo Bank, National Association, as (i) Registrar and Paying Agent in connection with the Notes and (ii) the Custodian with respect to the Global Notes. The Company may change any Paying Agent or Registrar without notice to any Holder. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar. All Agents appointed under this Indenture shall be appointed pursuant to agency agreements among the Company, the Trustee and the Agent, as applicable. The obligations of any Registrar and Paying Agent shall be several and not joint.

(b)    The Company initially appoints DTC to act as Depositary with respect to the Global Notes.

SECTION 2.03.    Outstanding Notes.

(a)    The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.03 as not outstanding. Except as set forth in Section 2.04 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b)    If a Note is replaced pursuant to Section 306 of the Base Indenture, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

(c)    If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)    If a Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) segregates and holds in trust, in accordance with this Indenture, on a date of redemption (a “Redemption Date”) or maturity date, money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

(e)    For purposes of determining whether the Holders of the requisite principal amount of Notes have taken any action as herein described, the principal amount of the Notes as of (i) if a record date has been set with respect to the taking of such action, such date or (ii) if no such record date has been set, the date the taking of such action by the Holders of such requisite principal amount is certified to the Trustee by the Company.

SECTION 2.04.    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, amendment, supplement, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, amendment, supplement, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

SECTION 2.05.    Additional Notes.

The Company shall be entitled, subject to its compliance with Section 4.07 hereof, to issue Additional Notes under this Indenture in an unlimited aggregate principal amount which shall have identical terms as the Initial Notes, other than with respect to the issue date, the issue price, the first interest payment date and the date from which interest will accrue, and will constitute part of the same series; provided that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under this Indenture and will have a separate CUSIP number and ISIN from the Initial Notes. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in a resolution of its Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(b)    the issue price, the issue date and the CUSIP, ISIN and/or Common Code number(s) of such Additional Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

SECTION 3.01.    Redemption in Part.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, selection of such series for redemption or purchase will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate and with respect to Global Notes, in accordance with the applicable procedures of DTC. In the event of partial redemption, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. No Notes of a principal amount of $2,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of the Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Seventh Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.02.    Notice of Redemption.

Subject to the provisions of Section 3.05 hereof, at least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed (including the CUSIP, ISIN or Common Code number) and shall state:

(a)    the Redemption Date;

(b)    the redemption price;

(c)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)    the name and address of the applicable Paying Agent;

(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)    that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g)    the paragraph of the Notes and Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)    the condition, if any, that such redemption is subject to; and

(i)    that no representation is made as to the correctness or accuracy of the CUSIP, ISIN and/or Common Code number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company gives the Trustee the notice to be given at least five Business Days prior notice of such request (unless a shorter period shall be satisfactory to the Trustee).

Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. In such event, the related notice of redemption shall describe each such condition and, if applicable, shall state that, at the Company’s discretion, the date of redemption may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed. The Company shall provide written notice to the Trustee prior to the close of business two Business Days prior to the redemption date (or such shorter period as may be acceptable to the Trustee) if any such redemption has been rescinded or delayed, and upon receipt the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given.

SECTION 3.03.    Optional Redemption.

(a)    At any time prior to January 1, 2023, the Company may redeem the Notes at its option, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

(b)    On or after January 1, 2023, the Company may redeem the Notes at its option, in whole or in part, at the following redemption prices (expressed, as percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the 12-month period commencing on January 1 of the years set forth below:

Year	Redemption Price
2023	102.563%
2024	101.708%
2025	100.854%
2026 and thereafter	100.000%

(c)    Notwithstanding the provisions of subparagraphs (a) and (b) of this Section 3.03, at any time prior to January 1, 2021, the Company may at its option on one or more occasions redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed, as a percentage of principal amount) of 105.125%, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, with the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)    at least 65% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under this Indenture remains outstanding immediately after the occurrence of each such redemption (excluding Notes held, directly or indirectly, by the Company or any of its Affiliates); and

(2)    each such redemption occurs within 90 days of the date of the closing of the related Equity Offering.

(d)    Any prepayment pursuant to this Section 3.03 shall be made pursuant to the provisions of Sections 3.01 through 3.02 hereof and applicable sections of Article XI of the Base Indenture.

SECTION 3.04.    Mandatory Redemption.

Except as set forth in Section 4.08 and 4.11 hereof, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.05.    Offer to Purchase.

(a)    In the event that, pursuant to Section 4.08 or 4.11 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes and, at the Company’s option, holders of other pari passu Indebtedness (each an “Offer to Purchase”), it shall follow the procedures specified below.

(b)    The Offer to Purchase shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.08 or 4.11 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Purchase.

Upon the commencement of the Offer to Purchase, the Company shall send or otherwise deliver in accordance with the applicable procedures of DTC a notice to each of the Holders, which shall not be later than 30 days after the Company becomes obligated to make an Offer to Purchase with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer to Purchase shall be made to all Holders. The notice, which shall govern the terms of the Offer to Purchase, shall state:

(1)    that the Offer to Purchase is being made pursuant to this Section 3.05 and Section 4.08 or 4.11 hereof, as the case may be, and the length of time the Offer to Purchase shall remain open;

(2)    the Offer Amount (including information as to any other pari passu Indebtedness included in the Offer to Purchase), the purchase price and the Purchase Date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC;

(3)    that any Note not tendered or accepted for payment shall continue to accrete or accrue interest;

(4)    that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest after the Purchase Date;

(5)    that Holders electing to have a Note purchased pursuant to an Offer to Purchase may only elect to have all of such Note purchased and may not elect to have only a portion of such Note purchased;

(6)    that Holders electing to have a Note purchased pursuant to any Offer to Purchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)    that Holders shall be entitled to withdraw their election if the Company, the applicable Depositary or the applicable Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, facsimile transmission or letter or book entry transmission setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)    that, in the case of an Offer to Purchase, if the aggregate principal amount of Notes tendered by Holders into an Offer to Purchase exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased provided that no Notes of a principal amount of less than $2,000 shall be redeemed in part); and

(9)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

In the case of an Offer to Purchase, no later than the date upon which written notice of an Offer to Purchase is delivered to the Trustee as provided above, the Company shall deliver to the Trustee an Officers’ Certificate as to the allocation of the Net Proceeds from the Asset Sale pursuant to which such Offer to Purchase is being made and the compliance of such allocation with the provisions of Section 4.08 hereof. On such date, the Company shall deposit with the Trustee or with the applicable Paying Agent an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section.

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, in accordance with clause (8) above, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.05. The Company, the applicable Depositary or the applicable Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company, shall authenticate and mail or deliver by book entry transfer such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Offer to Purchase on the Purchase Date.

Other than as specifically provided in this Section 3.05 any purchase pursuant to this Section 3.05 shall be made pursuant to the provisions of Section 3.01 through 3.02 hereof and applicable sections of Article XI of the Base Indenture.

ARTICLE 4

COVENANTS

SECTION 4.01.    Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, interest on, the Notes on the dates and in the manner provided in the Notes and in this Indenture. With respect to certificated notes, presentation is due at maturity. Principal, premium, if any, and interest shall be considered paid on the date due if the applicable Paying Agent, if other than the Company or a Restricted Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date (or such other time as the Company and the Paying Agent may mutually agree from time to time), money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due and the Paying Agent is not prohibited from paying such money to the Holders on that date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 4.02.    Maintenance of Office or Agency.

(a)    The Company shall maintain an office or agency (which may be an office or drop facility of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b)    The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)    The Company hereby designates the Corporate Trust Office of the Trustee, as one such office, drop facility or agency of the Company in accordance with Section 4.02(a).

SECTION 4.03.    Reports.

(a)    Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and Holders (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q (or any successor or comparable form) and 10-K (or any successor or comparable form) if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and (ii) all current information that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form) if the Company were required to file such reports, in each case, within the time periods specified in the SEC’s rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filings applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations). For so long as the Notes are outstanding, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports (including the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act) with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors.

(b)    The Company shall at all times comply with TIA § 314(a).

(c)    Each report or document required to be furnished or delivered pursuant to this Indenture shall be deemed to have been so furnished or delivered on the date on which the Company posts such document on its website at www.central.com, or when such document is posted on the SEC’s website at www.sec.gov; provided that the Company shall either (i) deliver paper copies of all such documents or (ii) provide copies of all such documents by electronic delivery to the Trustee or any Holder that requests the Company to deliver copies of all such documents until a request to cease delivering copies of all such documents is given by the Trustee or such Holder.

(d)    Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under this Indenture or the Notes (as to which the Trustee shall have no duty to monitor or confirm and shall be entitled to rely exclusively on Officers’ Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under this Indenture.

SECTION 4.04.    Compliance Certificate.

(a)    The Company and each Guarantor shall deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate (that need not comply with Section 10(b) of the Base Indenture) from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of the Company’s compliance with all conditions and covenants under this Indenture and, if the Company is in default, specifying all such defaults and the nature and status thereof of which he or she may have knowledge. For purposes of this Section 4.04, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b)    So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, within 45 days after any specified Officer becomes aware of any Default or Event of Default that has occurred, an Officers’ Certificate specifying such Default or Event of Default, unless such Default or Event of Default has been cured before the end of the 45-day period, and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.05.    Restricted Payments.

(a)    The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    declare or pay any dividend or make any distribution on or in respect of shares of the Company’s or any Restricted Subsidiary’s Capital Stock to holders of such Capital Stock (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends or distributions payable to the Company or a Restricted Subsidiary and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)    purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company or of a Restricted Subsidiary of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3)    purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company, or of any Guarantor, that is subordinate or junior in right of payment to the Notes or any Guarantee, as applicable (other than (x) any Indebtedness permitted under clause (6) of the definition of Permitted Indebtedness and (y) the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement); or

(4)    make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”); unless, at the time of such Restricted Payment and immediately after giving effect thereto:

(i)    no Default or an Event of Default shall have occurred and be continuing;

(ii)    the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four-Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 4.07; and

(iii)    the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (other than Restricted Payments made pursuant to clauses (2), (3), (4), (5) and (8) of Section 4.05(b)) is less than the sum of, without duplication, the following:

(A)    50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned during the period (treated as one accounting period) from December 26, 2015 to the end of the Company’s most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available; plus

(B)    100% of the aggregate net cash proceeds and the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (other than Designated Preferred Stock); plus

(C)    the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness; plus

(D)    an amount equal to the sum of (I) 100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company or any Restricted Subsidiary since the Issue Date (A) from any sale or other disposition of any Investment (other than a Permitted Investment) in any Person (including an Unrestricted Subsidiary) made by the Company and its Restricted Subsidiaries and (B) representing the return of capital or principal (excluding dividends and distributions otherwise included in Consolidated Net Income) with respect to such Investment, and (II) the portion (proportionate to the Company’s equity interest in an Unrestricted Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that, in the case of item (II), the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; plus

(E)    $75.0 million.

(b)    Notwithstanding the foregoing, the provisions set forth in Section 4.05(a) shall not prohibit:

(1)    the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2)    any Restricted Payment made out of the net cash proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company (other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees and other than Designated Preferred Stock) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (iii)(B) of Section 4.05(a);

(3)    the defeasance, redemption, repurchase or other acquisition of any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes or the applicable Guarantee through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of Refinancing Indebtedness that is subordinate or junior in right of payment to the Notes or the applicable Guarantee;

(4)    the redemption, repurchase, or other acquisition or retirement for value of any Capital Stock of the Company, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees, or upon the death, disability, retirement, severance or termination of employment of management employees; provided that all such redemptions or repurchases pursuant to this clause (4) shall not exceed in any fiscal year $10.0 million (with unused amounts in any calendar year carried over to succeeding calendar years subject to a maximum of $20.0 million in any calendar year; provided that amounts in any calendar year may be increased by an amount not to exceed the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of the Company’s Capital Stock (other than Disqualified Capital Stock) to any member of the management or the Board of Directors of the Company or any Restricted Subsidiary);

(5)    repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(6)    repurchases of Capital Stock deemed to occur upon the exercise of stock options or the vesting of restricted stock grants to satisfy tax withholding obligations;

(7)    additional Restricted Payments since the Issue Date in an aggregate amount not to exceed $200.0 million;

(8)    payments of regularly scheduled or accrued dividends on Disqualified Capital Stock issued in compliance with Section 4.07 hereof to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9)    the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Obligations of the Company that are subordinate or junior in right of payment to the Notes (i) at a purchase price not greater than 101% of the principal amount of such Obligations in the event of a Change of Control in accordance with provisions similar to Section 4.11 hereof or (ii) at a purchase price not greater than 100% of the principal amount thereof with provisions similar to Section 4.08 hereof provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(10)    the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis and the redemption, purchase, cancellation or other retirement of equity interests in a Restricted Subsidiary;

(11)    the redemption, repurchase or other acquisition or retirement of the Existing Senior Notes; and

(12)    any Restricted Payment; provided that, immediately after giving pro forma effect thereto (including the application of the proceeds thereof), the Company would have had a Total Net Leverage Ratio of less than or equal to 3.50 to 1.00;

provided, however, that at the time and after giving effect to, any Restricted Payment permitted under clause (12), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)    The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary as specified in the definition of “Unrestricted Subsidiary.” For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of the designation and shall reduce the amount available for Restricted Payments under Section 4.05(a) hereof. All of those outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of the Investments at the time of such designation. Such designation shall only be permitted if the Restricted Payment would be permitted at the time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

(d)    For purposes of determining compliance with this Section 4.05, in the event that a Restricted Payment (or a portion thereof) meets the criteria of more than one of the types of Restricted Payments described above or as a Permitted Investment, the Company, in its sole discretion, may divide and classify (or later reclassify) such Restricted Payment (or a portion thereof) in any manner in compliance with this Section 4.05, and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this Section 4.05 to which such Restricted Payment or Permitted Investment has been reclassified.

SECTION 4.06.    Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary of the Company to:

(a)    pay dividends or make any other distributions on or in respect of its Capital Stock;

(b)    make loans or advances or pay any Indebtedness or other obligation owed to the Company or any Guarantor; or

(c)    sell, lease or transfer any of its property or assets to the Company or any Guarantor,

except, with respect to clauses (a), (b) and (c), for such encumbrances or restrictions existing under or by reason of:

(1)    applicable law, rule, regulation or order;

(2)    this Indenture, the Notes and the Guarantees;

(3)    non-assignment provisions of any contract or any lease of any Restricted Subsidiary of the Company entered into in the ordinary course of business;

(4)    any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; provided that such Acquired Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)    the Debt Facility in effect on the Issue Date or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that any restrictions imposed pursuant to any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are either (i) contained in, or not materially more restrictive than those contained in, the Debt Facility in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (ii) ordinary and customary with respect to syndicated bank loans in the market at the time such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are entered into;

(6)    agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the Existing Indenture;

(7)    restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(8)    restrictions imposed by any agreement to sell assets or Capital Stock to any Person pending the closing of such sale which is not prohibited by this Indenture;

(9)    any agreement or instrument governing Capital Stock of any Person that is acquired;

(10)    any Purchase Money Note or other Indebtedness or other contractual requirements in connection with a Qualified Securitization Transaction;

(11)    other Indebtedness outstanding on the Issue Date or permitted to be incurred under this Indenture; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred;

(12)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (4) and (6) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors (evidenced by a Board Resolution) whose judgment shall be conclusively binding, either (i) not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (ii) ordinary and customary with respect to such instruments or obligations at the time such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are entered into;

(14)    encumbrances or restrictions contained in any instrument governing Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(15)    customary provisions in joint venture, asset sale, stock purchase and merger agreements and other similar agreements; and

(16)    customary provisions in leases, licenses and other agreements entered into in the ordinary course of business.

SECTION 4.07.    Incurrence of Indebtedness.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Company’s Consolidated Fixed Charge Coverage Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0; provided, further, that the amount of Indebtedness that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $75.0 million at any one time outstanding.

The Company shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

Unsecured Indebtedness shall not be treated as subordinated or junior to the Secured Debt merely because it is unsecured and Senior Debt shall not be treated as subordinated or junior to any other Senior Debt merely because it has a junior priority with respect to the same collateral.

SECTION 4.08.    Asset Sales.

(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)    the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company);

(ii)    at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the amount of:

(A)    any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted

Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing;

(B)    any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);

(C)    any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $75 million and (y) 7.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(D)    any Productive Assets,

shall, in each of clauses (A), (B), (C) and (D) above, be deemed to be cash for the purposes of this Section 4.08(a); and

(iii)    upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

(A)    to prepay any Obligations under the Debt Facility or Obligations under Senior Debt that are secured by a Lien, which Lien is permitted by this Indenture and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility (or, if required by the Debt Facility, effect a permanent reduction in the availability under such revolving credit facility regardless of the fact that no prepayment is required in order to do so (in which case no prepayment should be required)),

(B)    to prepay the Obligations under other Senior Debt and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding reduction in the availability under such revolving credit facility; provided that to the extent the Company prepaid Obligations under Senior Debt other than the Notes, the Company shall equally and ratably reduce Obligations under the Notes as provided under Section 3.03 hereof, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid,

(C)    to prepay Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company, a Guarantor or another Restricted Subsidiary,

(D)    to reinvest in Productive Assets (provided that this requirement shall be deemed satisfied if the Company or such Restricted Subsidiary by the end of such 365-day period has entered into a binding agreement under which it is contractually committed to reinvest in Productive Assets and such investment is consummated within 120 days from the date on which such binding agreement is entered into and, with respect to the amount of such investment, the reference to the 366th day after an Asset Sale in the second following sentence shall be deemed to be a reference to the 121st day after the date on which such binding agreement is entered into (but only if such 121st day occurs later than such 366th day)), and

(E)    a combination of prepayment and investment permitted by the foregoing clauses (iii)(A), (iii)(B), (iii)(C), and (iii)(D).

Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines by Board Resolution not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B), (iii)(C), (iii)(D) or (iii)(E) above (the “Asset Sale Offer Trigger Date”), such aggregate amount of Net Cash Proceeds that have not been applied as set forth in clauses (iii)(A), (iii)(B), (iii)(C) (iii)(D) or (iii)(E) above on or before such Asset Sale Offer Trigger Date (each an “Asset Sale Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Asset Sale Offer”) on a date (the “Asset Sale Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Asset Sale Offer Trigger Date, from all Holders and holders of any other Indebtedness of the Company or a Restricted Subsidiary ranking pari passu with the Notes requiring the making of such an offer (the “Pari Passu Debt”) on a pro rata basis, the maximum amount of Notes and such other Pari Passu Debt that may be purchased with the Asset Sale Offer Amount at a price equal to 100% of their principal amount, plus accrued and unpaid interest thereon, if any, to the date of purchase (or, in respect of such other Pari Passu Debt, such lesser price, if any, as may be provided for by the terms of such Pari Passu Debt), in accordance with the procedures (including pro rating in the event of oversubscription and calculation of the principal amount of Notes denominated in different currencies) set forth in this Indenture.

(b)    If at any time any non-cash consideration (including any Designated Non-cash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.08.

(c)    Notwithstanding the foregoing, if the Asset Sale Offer Amount is less than $50.0 million, the application of the Net Cash Proceeds constituting such Asset Sale Offer Amount to an Asset Sale Offer may be deferred until such time as such Asset Sale Offer Amount plus the aggregate amount of all Asset Sale Offer Amounts arising subsequent to the Asset Sale Offer Trigger Date relating to such initial Asset Sale Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $50.0 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Asset Sale Offer Amounts that have been so deferred to make an Asset Sale Offer (the first date the aggregate of all such deferred Asset Sale Offer Amounts is equal to $50.0 million or more shall be deemed to be an Asset Sale Offer Trigger Date).

Each Asset Sale Offer will be mailed or sent electronically to the record Holders as shown on the register of Holders within 30 days following the Asset Sale Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in Section 3.05 hereof. Upon receiving notice of the Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in, in a minimum of $2,000 or in integral multiples of $1,000 in excess thereof (provided that no Note will be purchased in part if such Note would have a remaining amount of less than $2,000), in exchange for cash. To the extent Holders properly tender Notes (and, if applicable, holders of Pari Passu Debt, tender Pari Passu Debt) in an aggregate amount exceeding the Asset Sale Offer Amount, Notes of tendering Holders and Pari Passu Debt of holders thereof will be purchased on a pro rata basis (based on amounts tendered). To the extent that the aggregate amount of Notes and Pari Passu Debt tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Asset Sale Offer Amount for general corporate purposes or for any other purpose not prohibited by this Indenture. Upon completion of any such Asset Sale Offer, the Asset Sale Offer Amount shall be reset at zero.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.08, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue thereof.

SECTION 4.09.    Affiliate Transactions.

(a)    The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”) involving aggregate payment or consideration in excess of $10.0 million, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and (ii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Company or a resolution of the Audit Committee of the Board of Directors of the Company approved by a majority of the members of the Audit Committee approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)    The restrictions set forth in Section 4.09(a) hereof shall not apply to:

(1)    reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or a committee thereof;

(2)    transactions between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries (other than a Securitization Entity); provided that such transactions are not otherwise prohibited by this Indenture;

(3)    any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or by any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined in good faith by the Company’s Board of Directors;

(4)    Restricted Payments or Permitted Investments permitted by this Indenture;

(5)    transactions effected as part of a Qualified Securitization Transaction;

(6)    transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Subsidiary, Capital Stock in, or controls, such Person;

(7)    payments or loans to employees or consultants that are approved by a majority of the independent directors of the Company’s Board of Directors or by the Company’s compensation committee;

(8)    sales of Qualified Capital Stock to Affiliates of the Company;

(9)    transactions permitted by, and complying with, the provisions of Article 5 hereof; and

(10)    transactions in which the Company or any Restricted Subsidiary, as the case may be, receives an opinion from a nationally recognized investment banking, appraisal or accounting firm that such Affiliate Transaction is either fair, from a financial standpoint, to the Company or such Restricted Subsidiary or is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company.

SECTION 4.10.    Liens.

The Company shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) upon any of its properties or assets (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless:

(a)    if such Lien secures Subordinated Debt, the Notes or the Guarantees, as the case may be, are secured on a senior priority basis with such Indebtedness for so long as such Subordinated Debt is secured by such Lien; and

(b)    in all other cases, the Notes or the Guarantees, as the case may be, are secured on an equal and ratable basis.

Any Lien created for the benefit of the Holders pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien on such other Indebtedness and that holders of such other Indebtedness may exclusively control the disposition of property subject to such Lien.

SECTION 4.11.    Offer to Repurchase upon Change of Control.

(a)    If a Change of Control occurs, unless the Company has executed its right to redeem all of the Notes as described under Section 3.03 hereof, each Holder shall have the right to require that the

Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following the date upon which the Change of Control occurred, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.03 hereof. the Company must send or otherwise deliver in accordance with the applicable procedures of DTC. a notice to the Trustee and each Holder, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have their Notes purchased pursuant to a Change of Control Offer shall be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date, or with respect to Global Notes, comply with the applicable procedures of DTC.

(b)    On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent no later than 10:00 a.m. New York City time, an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating that all Notes or portions thereof have been tendered to and purchased by the Company. In the event that the Company makes a Change of Control Payment, the Paying Agent shall promptly mail or wire transfer to each Holder the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate (or transfer by book entry) a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)    If the Change of Control Payment Date is on or after a Regular Record Date for an interest payment and on or before the related Interest Payment Date, any accrued and unpaid interest to, but excluding, the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date, subject to applicable procedures of DTC with respect to Global Notes.

(d)    The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.11, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.11 by virtue thereof.

(e)    Notwithstanding anything to the contrary in this Section 4.11, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.11 hereof and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(f)    A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon, the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control Offer at the time of making the Change of Control Offer.

(g)    Prior to making a Change of Control Payment, and as a condition to such payment (1) the requisite lenders or holders of Indebtedness incurred or issued under a credit facility, an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding Indebtedness incurred or issued under a credit facility, an indenture or other agreement that may be violated by a Change of Control Payment or the Company will offer to repay all such Indebtedness, make payment to the lenders or holders of such Indebtedness that accept such offer and obtain waivers of any event of default arising under the relevant credit facility, indenture or other agreement from the remaining lenders or holders of such Indebtedness.

(h)    If Holders of not less than 95% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

SECTION 4.12.    Corporate Existence.

Except as otherwise permitted by Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

SECTION 4.13.    Additional Guarantors.

(a)    The Company shall cause each future Domestic Restricted Subsidiary that Guarantees the Debt Facility or becomes a borrower under the Debt Facility after the Issue Date to execute and deliver to the Trustee a Guarantee substantially in the form of Exhibit B hereto pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes and all other obligations under this Indenture on a senior basis. Notwithstanding the foregoing, any Domestic Restricted Subsidiary of the Company that at any time has total assets of less than $1,000,000, as reflected on such Subsidiary’s most recent balance sheet as of the date of determination, or consolidated cash flow for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of determination of less than $500,000, will not be required to become a Guarantor unless it guarantees other Indebtedness of the Company or a Restricted Subsidiary of the Company.

(b)    In the event any Guarantor is released and discharged in full from all of its obligations under guarantees of the Debt Facility, then the Guarantee of such Guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not incurred any Indebtedness in reliance on its status as a Guarantor under Section 4.07 unless such Guarantor’s obligations under such Indebtedness so incurred are satisfied in full and discharged or are otherwise permitted under one of the exceptions available under the definition of “Permitted Indebtedness” at the time of such release to Restricted Subsidiaries. In addition, each Guarantee shall be released in accordance with the provisions of Section 10.02 hereto.

(c)    Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 4.14.    Limitation on Preferred Stock of Restricted Subsidiaries.

The Company shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

SECTION 4.15.    Suspension of Covenants.

(a)    During any period of time following the Issue Date that (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries shall not be subject to the following provisions of this Indenture:

(1)    Section 4.05;

(2)    Section 4.06;

(3)    Section 4.07;

(4)    Section 4.08;

(5)    Section 4.09;

(6)    Section 4.13;

(7)    Section 4.14; and

(8)    clause (a)(ii) of Section 5.01

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Net Cash Proceeds with respect to any applicable Asset Sale Offer Trigger Date shall be set at zero at such date (the “Suspension Date”). In addition, in the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Company and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Within 30 days of the Reversion Date, any Restricted Subsidiary that would have been required during the Suspension Period but for the Suspended Covenants by Section 4.13 hereof to execute a supplemental indenture will execute such supplemental indenture required by such Section. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

(b)    On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.07 hereof to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date. To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to Section 4.07 hereof, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the definition of Permitted Indebtedness. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.05 hereof will be made as though the covenant described under Section 4.05 hereof had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will be deemed to have been made pursuant to Section 4.05(a) hereof.

(c)    Promptly following the occurrence of any Suspension Date or Reversion Date, the Company shall provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reversion Date has occurred or notify the Holders of any Suspension Date or Reversion Date. The Trustee may provide a copy of such Officers’ Certificate to any Holder of the Notes upon request.

ARTICLE 5

SUCCESSORS

SECTION 5.01.    Merger, Consolidation, or Sale of Assets.

(a)    The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to any Person unless:

(i)    either: (a) the Company shall be the surviving or continuing corporation; or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of its Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)    shall be a corporation organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia; and

(y)    shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and this Indenture to be performed or observed on the part of the Company;

(ii)    except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (A) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.07 hereof or (B) the Consolidated Fixed Charge Coverage Ratio for the Company or the Surviving Entity, as the case may be, and its Restricted Subsidiaries on a consolidated basis would be (x) equal to or greater than 1.75 to 1.00 and (y) greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(iii)    except in the case of a merger of the Company with or into a Restricted Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by clause (i)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

(iv)    each Guarantor (unless it is the other party to the transactions described above, in which case clause (b)(i) of Section 5.01 shall apply) shall have by supplemental indenture (in the form and substance satisfactory to the Trustee), executed and delivered to the Trustee confirmed that its Guarantee shall apply to such Surviving Entity’s obligations under this Indenture and the Notes; and

(v)    the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied and an Opinion of Counsel stating that the Notes and this Indenture constitute legal, valid and binding obligations of the Company or the Surviving Entity, as applicable, subject to customary exceptions.

(b)    The Company shall not permit any Guarantor to, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets to any Person unless:

(i)     (except in the case of a Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or through the sale of all or substantially all of its assets (such sale constituting the disposition of such Guarantor in its entirety), if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.08 hereof in respect of such disposition) the resulting, surviving or transferee Person (if not a Guarantor) (the “Surviving Guarantor Entity”) shall be a Person organized and validly existing under the laws of the jurisdiction under which such Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of such Guarantor, if any, under its Guarantee;

(ii)    except in the case of a merger of a Guarantor with or into the Company or another Guarantor and except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (b)(1) (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred and be continuing; and

(iii)    except in the case of a merger of a Guarantor with or into the Company or another Guarantor and except in the case of a merger entered into solely for the purpose of reincorporating a Guarantor in another jurisdiction, the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied and an Opinion of Counsel stating that the Notes and this Indenture constitute legal, valid and binding obligations of the Guarantor, subject to customary exceptions.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Restricted Subsidiary, such successor Person shall succeed to and be substituted for the Restricted Subsidiary with the same effect as if it had been named herein as a Restricted Subsidiary. Such successor Person thereupon may cause to be signed any or all of the Guarantees of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. However, transfer of assets between or among the Company and its Restricted Subsidiaries will not be subject to this Section 5.01.

SECTION 5.02.    Successor Corporation Substituted.

Upon any consolidation, merge, sale, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Company or a Guarantor in accordance with Section 5.01 hereof, the Company and a Guarantor, as the case may be, will be released from its Obligations under this Indenture or its Guarantee, as the case may be, and the Surviving Entity and the Surviving Guarantor Entity, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under this Indenture, the Notes and the Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and a Guarantor will not be released from its obligations under its Guarantee.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01.    Events of Default.

“Events of Default” are:

(a)    the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(b)    the failure to pay the principal on any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or an Asset Sale Offer on the date specified for such payment in the applicable Offer to Purchase) ;

(c)    a default in the observance or performance of any other covenant or agreement contained herein if the default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes to the Company and the Trustee (except in the case of a default with respect to Section 5.01 hereof, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(d)    the failure to pay at final Stated Maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company (other than the failure by a Securitization Entity to pay Indebtedness owed to the Company or a Restricted Subsidiary of the Company), or the acceleration of the final Stated Maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $30.0 million or more at any time;

(e)    one or more judgments in an aggregate amount in excess of $30.0 million (to the extent not covered by independent third party insurance as to which the insurer does not dispute the coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(f)    except as permitted herein, any Guarantee of any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of such Guarantor, shall deny or disaffirm its obligations under its Guarantee;

(g)    the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary within the meaning of Bankruptcy Law:

(i)    commences a voluntary case,

(ii)    consents to the entry of an order for relief against it in an involuntary case,

(iii)    consents to the appointment of a custodian of it or for all or substantially all of its property, or

(iv)    makes a general assignment for the benefit of its creditors; or

(h)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(ii)    appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(iii)    orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Securities that, taken together, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.02.    Acceleration.

If an Event of Default (other than an Event of Default specified in clauses (g) or (h) of Section 6.01 hereof with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable immediately by notice in writing to the Company and the Trustee (if given by the Holders) specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable. If an Event of Default specified in clause (g) or (h) of Section 6.01 hereof occurs and is continuing with respect to the Company, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances (including reasonable fees and expenses of its counsel and agents), and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (g) or (h) of Section 6.01 hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03.     Trustee May File Proofs of Claim.

To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 606 of the Base Indenture out of the estate in any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding shall be unpaid for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

ARTICLE 7

TRUSTEE

SECTION 7.01.    Duties of Trustee.

If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

In no event shall the Trustee be responsible or liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.02.    Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs; provided, however, that in the case of any Default of the character specified in Section 6.01(c) no such notice to Holders will be given until at least 60 calendar days after the occurrence thereof. Except in the case of a Default or Event of Default relating to the payment of principal or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.    Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02.    Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal amount of, premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 304, 305 and 306 of the Base Indenture and Section 4.02 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (d) the provisions of this Article 8 with respect to Legal Defeasance. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03.    Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13 and 4.14 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(d) and 6.01(e) hereof shall not constitute Events of Default.

SECTION 8.04.    Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes: In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, (i) with respect to the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of the Company as evidenced by an Officers’ Certificate delivered to the Trustee (in the case of U.S. Government Obligations), to pay the principal amount at maturity of, premium and interest on the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be;

(b)    in the case of an election under Section 8.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners (for Federal income tax purposes) of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)    in the case of an election under Section 8.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that the beneficial owners (for Federal income tax purposes) of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence and the grant of a Lien to secure such Indebtedness) or insofar as Section 6.01(g) or 6.01(h) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

(e)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under this Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)    the Company shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code;

(g)    the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(h)    the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(i)    the Company shall have paid or duly provided for payment of all amounts then due to the Trustee pursuant to Section 606 of the Base Indenture.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a Legal Defeasance need not be delivered if all Notes not therefor delivered to the Trustee for cancellation (A) have become due and payable, or (B) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.05.     Deposited Money and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

All cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such cash and securities need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.    Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture, and the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and Guarantors’ obligations in connection therewith) as to all outstanding Notes of a series when (i) either (a) all Notes of such series theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable, pursuant to an optional redemption notice or otherwise, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under this Indenture by the Company with respect to such series; and (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture with respect to such series have been complied with.

SECTION 8.07.    Repayment to Company.

Any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall, subject to compliance with applicable abandoned property law, be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease.

SECTION 8.08.    Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

SECTION 8.09.    Survival.

The Trustee’s rights under this Article 8 shall survive termination of this Indenture or the resignation or removal of the Trustee.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.    Without Consent of Holder.

Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Guarantees or the Notes without the consent of any Holder of a Note to:

(a)    cure any ambiguity, defect, omission, mistake or inconsistency, as evidenced by an Officers’ Certificate;

(b)    provide for uncertificated Notes in addition to or in place of Certificated Notes or to alter the provisions of Article 2 or Exhibit A hereof relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect any Holder, as evidenced by an Officers’ Certificate;

(c)    provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders by a successor to the Company or a Guarantor pursuant to Article 5 hereof;

(d)    make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder, as evidenced by an Officers’ Certificate;

(e)    comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(f)    provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(g)    allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes; provided that such supplemental indenture need only be executed by the Company, the Trustee and such additional Guarantor;

(h)    remove a Guarantor which, in accordance with the terms of this Indenture, ceases to be liable in respect of the Guarantee;

(i)    make appropriate provision in connection with the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(j)    conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of Notes” contained in the final offering document relating to the original offering of the Notes to the extent that such provision was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees or the Notes as evidenced by an Officers’ Certificate; or

(k)    secure the Notes and the Guarantees.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 602 of the Base Indenture, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02.    With Consent of Holders of Notes.

Except as provided below in this Section 9.02, this Indenture (including Sections 3.05, 4.08 and 4.11 hereof), the Guarantees and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 508 and 514 of the Base Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.03 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 602 and 903 of the Base Indenture, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment or waiver under this Indenture becomes effective, the Company is required to give to the Holders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or waiver.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 508 and 514 of the Base Indenture, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b)    reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Note;

(c)    reduce the principal of or change or have the effect of changing the fixed maturity of any Note, or change the date on which any Note may be subject to redemption or reduce the redemption price therefor;

(d)    make any Notes payable in money other than that stated in the Notes;

(e)    release any Guarantor from any and all of its obligations under its Guarantee, except in accordance with the terms of this Indenture or its Guarantee;

(f)    make any change in the provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(g)    after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in the event of an Asset Sale or modify any of the provisions or definitions with respect thereto after a Change of Control or Asset Sale has occurred; or

(h)    make any change to or modify the rankings of the Notes that would adversely affect the Holders.

For purposes of determining whether the Holders of the requisite principal amount of Notes have taken any action under this Indenture, the principal amount of Notes shall be determined as of (i) if a record date has been set with respect to the taking of such action, such date or (ii) if no such date has been set, the date the taking of such action by the Holders of such requisite principal amount is certified to the Trustee by the Company.

SECTION 9.03.    Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.04.    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

SECTION 9.05.    Trustee to Sign Amendments.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. None of the Company nor any Guarantor may sign an amendment or supplemental indenture until its board of directors (or committee serving a similar function) approves it. In executing any amended or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.01 hereof and, Sections 602 and 903 of the Base Indenture) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligations of the Company and the Guarantors enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof (including Section 9.03).

ARTICLE 10

GUARANTEES

SECTION 10.01.    Guarantees.

Each Guarantor hereby agrees that Article XVI of the Base Indenture shall be applicable to the Notes.

SECTION 10.02.    Release of Guarantor.

(a) Upon the sale, assignment, transfer, conveyance, exchange or other disposition (including by way of consolidation, merger or otherwise) of such Guarantor; (b) upon the sale or disposition of all or substantially all of the assets of such Guarantor (in case of clauses (a) and (b), other than a sale, assignment, transfer, conveyance, exchange or other disposition to the Company or an Affiliate of the Company and as permitted by this Indenture and the Company complies with its obligations under Section 4.08 hereof and if in connection therewith the Company provides an Officers’ Certificate and an Opinion of Counsel to the Trustee, each stating that all conditions precedent provided for in this Indenture relating to such transactions or release have been complied with); (c) upon the release or discharge of such Guarantor from its guarantee, if any, and of all pledges and security, if any, granted by such Guarantor in connection with the Debt Facility, except a release or discharge by or as a result of payment under such guarantee; or (d) upon designation of a Guarantor as an Unrestricted Subsidiary pursuant to the terms of this Indenture, such Guarantor shall be deemed released from all obligations under this Article 11 without any further action required on the part of the Trustee or any Holder. If the Company exercises its Legal Defeasance option or its Covenant Defeasance option in accordance with the provisions of Article 8 hereof or if its obligations under this Indenture are discharged in accordance with Section 8.06 hereof, each Guarantor shall be released from all obligations under this Article 11 without any further action required on the part of the Trustee or any Holder. At the request of the Company and if in connection therewith the Company provides an Officers’ Certificate and an Opinion of Counsel to the Trustee, each stating that all the conditions precedent provided for in this Indenture relating to the execution of such instrument have been complied with, the Trustee shall execute and deliver an appropriate instrument evidencing the release of a Guarantor pursuant to this Section 11.02.

In the event that any released Guarantor (in the case of clauses (c) or (d) above) thereafter borrows money or guarantees Indebtedness under the Debt Facility, such former Guarantor will again provide a Guarantee.

SECTION 10.03.    Contribution.

Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations to contribution from each Guarantor, as applicable, in an amount equal to such Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE 11

MISCELLANEOUS

SECTION 11.01.    Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control.

If any provision of this Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the former provision shall be deemed to apply to this Indenture as so modified or to be excluded.

SECTION 11.02.    Notices.

Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or electronic transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company:

Central Garden & Pet Company

1340 Treat Boulevard, Suite 600

Walnut Creek, California 94597

Attention: George A. Yuhas

Telecopier No.: (925) 947-0914

With a copy to:

Orrick, Herrington & Sutcliffe LLP

The Orrick Building

405 Howard Street

San Francisco, CA 94105-2625

Attention:    John Seegal, Esq.

                    Brett Cooper, Esq.

Telecopier No.: (415) 773-5759

If to the Trustee:

Wells Fargo Bank, National Association

333 S. Grand Avenue, 5th Floor Suite 5A

MAC E2064-05A

Los Angeles, CA 90071

Attention: Corporate, Municipal and Escrow Trust Services – Central Garden & Pet Company

Telecopier No.: (213) 253-7598

For payments and surrender of securities to:

Wells Fargo Bank, National Association

Corporate Trust Operations

MAC N9300-070

600 South Fourth Street, Seventh Floor

Minneapolis, MN 55415

Phone: 1-800-344-5128

Fax: 1-866-969-1290

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder shall be mailed or otherwise delivered to the registered address of each Holder in accordance with the applicable procedures of DTC, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the security register for the Notes. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

All notices to Holders will be validly given if mailed or otherwise delivered to them at their respective addresses in the register of the Holders, if any, maintained by the Registrar. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails or otherwise delivers a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Notices given by publication will be deemed to be given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.

SECTION 11.03.    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.04.    No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor or any other subsidiary of a Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor (other than the Company in respect of the Notes and each Guarantor in respect of its Guarantee) under the Notes, this Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

SECTION 11.05.    Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES.

SECTION 11.06.    No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.07.    Successors.

All covenants and agreements of the Company in this Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.08.    Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.09.    Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of the originals shall be deemed to be their original signatures for all purposes.

SECTION 11.10.    Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.11.    Note Purchases by Company and Affiliates.

The Company and its Affiliates shall be permitted to purchase Notes, whether through private purchase, open market purchase, tender offer, or otherwise. Such purchase or acquisition shall not operate as or be deemed for any purpose to be a redemption of the Indebtedness represented by such Notes. Any Notes purchased or acquired by the Company may be delivered to the Trustee and, upon such delivery the Indebtedness represented thereby shall be deemed to be satisfied.

SECTION 11.12.    Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE, AND EACH NOTE HOLDER, BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Seventh Supplemental Indenture to be duly executed as of the date first written above.

ISSUER:

CENTRAL GARDEN & PET COMPANY

By:	/s/ Nicholas Lahanas
Name: Nicholas Lahanas
Title Chief Financial Officer

GUARANTORS:

ALL-GLASS AQUARIUM CO., INC.

AQUATICA TROPICALS, INC.

B2E BIOTECH, LLC

B2E CORPORATION

B2E MICROBIALS, LLC

B2E MANUFACTURING, LLC

BLUE SPRINGS HATCHERY, INC.

FARNAM COMPANIES, INC.

FLORIDA TROPICAL DISTRIBUTORS  INTERNATIONAL,
INC.

FOUR PAWS PRODUCTS, LTD.

FOURSTAR MICROBIAL PRODUCTS LLC

GRO TEC, INC.

GULFSTREAM HOME & GARDEN, INC.

HYDRO-ORGANICS WHOLESALE

IMS SOUTHERN, LLC

IMS TRADING, LLC

KAYTEE PRODUCTS INCORPORATED

K&H MANUFACTURING, LLC

MATSON, LLC

MIDWEST TROPICALS LLC

NEW ENGLAND POTTERY, LLC

NEXGEN TURF RESEARCH, LLC

PENNINGTON SEED, INC.

PETS INTERNATIONAL, LTD.

QUALITY PETS, LLC

SEGREST, INC.

SEGREST FARMS, INC.

SUN PET, LTD.

T.F.H. PUBLICATIONS, INC.

WELLMARK INTERNATIONAL

By:	/s/ George A. Yuhas
Name: George A. Yuhas
Title: Authorized Officer

[Signature Page to Seventh Supplemental Indenture]

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Maddy Hughes
Name: Maddy Hughes
Title: Vice President

[Signature Page to Seventh Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

No.[ ]	$[ ] [or such other principal amount as shall be set forth on the Schedule of Increases or Decreases in Global Note attached hereto][1]
CUSIP No. 153527 AM8
5.125% Senior Notes due 2028

Central Garden & Pet Company, a Delaware corporation, promises to pay to Cede & Co. or registered assigns, the principal sum of [                    ] Dollars ($[                    ]) [or such other principal amount as shall be set forth on the Schedule of Increases or Decreases in Global Note attached hereto]1 on February 1, 2028.

Interest Payment Dates: February 1 and August 1.

Record Dates: January 15 and July 15.

Additional provisions of this Note are set forth on the other side of this Note.

1 Insert in Global Notes.

IN WITNESS THEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Dated:                     , 20

CENTRAL GARDEN & PET COMPANY

By:
Name:
Title:

Signature Page to the Global Note

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Global Notes referred to in the within mentioned Indenture.

By:
Authorized Signatory

Dated:

Signature Page to the Global Note

GLOBAL NOTE LEGEND

THIS GLOBAL NOTE IS HELD BY AND REGISTERED IN THE NAME OF THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 305 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 310 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

FORM OF REVERSE SIDE OF GLOBAL NOTE

5.125% Senior Notes due 2028

Capitalized terms used herein shall have the meanings assigned to them in the Seventh Supplemental Indenture referred to below unless otherwise indicated or, if not defined in the Seventh Supplemental Indenture, the Base Indenture referred to below.

1.    Interest

Central Garden & Pet Company, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semi-annually in arrears on February 1 and August 1 of each year, or, if such date is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing on [ ]. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of this Note. The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate that is 1% per annum in excess of the rate then in effect. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.    Method of Payment

The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on January 15 or July 15 next preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York or Minneapolis, Minnesota, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its judgment), to the Company or the Principal Paying Agent. Such payment shall be in such coin or currency of the United States of America at the time of payment is legal tender for payment of public and private debts. If any interest payment date, the maturity date, any redemption date, or any earlier required repurchase date of a Note falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

3.    Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any holder. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

4.    Indenture

The Company issued the Notes under an Indenture dated as of March 8, 2010 (the “Base Indenture”), between the Company and the Trustee as supplemented by that Seventh Supplemental Indenture dated as of December 14, 2017 (the “Seventh Supplemental Indenture”), among the Company, the Guarantors and the Trustee. The Base Indenture and the Seventh Supplemental Indenture are collectively referred to herein as the “Indenture”. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Company shall be entitled, subject to its compliance with Section 4.07 of the Seventh Supplemental Indenture, to issue Additional Notes pursuant to Section 2.05 of the Seventh Supplemental Indenture. The Initial Notes issued on the date hereof and any Additional Notes will be treated as a single class for all purposes under the Indenture.

5.    Optional Redemption

At any time prior to January 1, 2023, the Company may redeem the Notes, at its option, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

On or after January 1, 2023, the Company may redeem the Notes, at its option, in whole or in part, at the following redemption prices (expressed in percentages of the principal amount thereof), plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the rights of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the 12-month period commencing on January 1 of the years set forth below:

Year	Redemption Price
2023	102.563%
2024	101.708%
2025	100.854%
2026 and thereafter	100.000%

In addition, at any time prior to January 1, 2021, the Company may at its option on one or more occasions redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 105.125%, plus accrued and unpaid interest, if any, to, but excluding the Redemption Date, with the net cash proceeds from one or more Equity Offerings; provided, however, that (1) at least 65% of the aggregate principal amount of the Notes (which includes the Additional Notes, if any) originally issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (excluding Notes held, directly or indirectly, by the Company or its Affiliates); and (2) each such redemption occurs within 90 days after the date of the closing of the related Equity Offering.

6.    Notice of Redemption

Notice of redemption will be sent or delivered in accordance with Section 3.02 of the Seventh Supplemental Indenture.

7.    Repurchase at Option of Holder

Upon the occurrence of a Change of Control, the Company will be required to make a Change of Control Offer in accordance with Sections 3.05 and 4.11 of the Seventh Supplemental Indenture.

The Company will be required to make an Asset Sale Offer in accordance with Sections 3.05 and 4.08 of the Seventh Supplemental Indenture.

8.    Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of $2,000 principal and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an Interest Payment Date.

9.    Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.    Discharge and Defeasance

Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. government securities for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

11.    Amendment, Waiver

The Indenture, the Guarantees and the Notes may be amended or supplemented as provided in the Indenture.

12.    Defaults and Remedies

The Events of Default relating to the Notes are defined in Section 6.01 of the Seventh Supplemental Indenture.

13.    Guarantee

The full and punctual payment by the Company of the principal of, premium, if any, and interest on the Notes is fully and unconditionally guaranteed on a joint and several senior basis by each of the Guarantors.

14.    Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

15.    No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor or any other subsidiary of a Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor (other than the Company in respect of the Notes and each Guarantor in respect of its Guarantee) under the Notes, the Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16.    Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

17.    Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.    CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.    Governing Law

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Central Garden & Pet Company

1340 Treat Boulevard, Suite 600

Walnut Creek, California 94597

Attention: Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                           agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your
Signature:

Sign exactly as your name appears on the other side of this Note.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of this Global Note is $[            ]. The following increases or decreases in

this Global Note have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.08 or 4.11 of the Seventh Supplemental Indenture, check the box:

☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.08 or 4.11 of the Seventh Supplemental Indenture, state the amount in principal amount: $

Dated:	Your
Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FORM OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) party hereto, jointly and severally, unconditionally guarantees, to the extent set forth in and subject to the provisions in the Indenture, dated as March 8, 2010 (the “Base Indenture”), between Central Garden & Pet Company, as issuer (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by that Seventh Supplemental Indenture, dated as of December 14, 2017 (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors from time to time party thereto and the Trustee, (a) the full and punctual payment of the principal of and interest on the Notes when due, whether at maturity, by acceleration, redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound hereunder notwithstanding any extension or renewal of any Guaranteed Obligation.

The obligations of each Guarantor to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in the Indenture (including Article 10 of the Seventh Supplemental Indenture and Article XVI of the Base Indenture) and reference is hereby made thereto for the precise terms of the Guarantee. Each Holder of a Note, by accepting the same agrees to and shall be bound by such provisions. This Guarantee is subject to release as and to the extent set forth in Sections 8.02, 8.03, 8.06 and 10.02 of the Seventh Supplemental Indenture.

Capitalized terms used herein and not defined are used herein as so defined in the Indenture.

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the      day of                  20    .

[GUARANTOR]

By:
Name: Title:

Signature Page to the Guarantee